Exhibit 10.8

FIRST AMENDMENT TO THE SIDE AGREEMENT

This First Amendment to the Side Agreement dated July 20, 2014 (“Letter”) is entered into as of November 26, 2014, by and between P.V. Nanocell Ltd., an Israeli company (“Company”), and IP Bank International (Suzhou) Co., Ltd. (“IPB”).

Capitalized terms used but not otherwise defined in this Amendment, shall have the meanings ascribed to them in the Letter.

1.	The term “Offering” in Section 1 to the Letter shall be replaced with the following wording:

“The term “Offering” shall mean a private placement of Ordinary Shares of the Company, which include an investment of a maximum of US $4,000,000, excluding certain amounts raised by the Company under the Series 2 Convertible Notes, in consideration for Ordinary Shares of the Company and warrants to purchase Ordinary Shares of the Company, where the exercise price of the warrants and the purchase price of the Ordinary Shares sold in the Offering, reflects a pre money valuation of at least US $18,000,000 (the “Pre-Approved Expected Terms”).”

2.	This Amendment shall be effective when executed by the Parties thereto. All the other terms and provisions of the Letter shall remain in full force and effect.

3.	This Amendment may be executed in counterparts all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF and intending to be legally bound hereby, the parties have duly executed this Agreement as of November 26, 2014.

P.V. Nanocell Ltd.	IP Bank International (Suzhou) Co., Ltd.